As filed with the Securities and Exchange Commission on January 13, 2009
Registration No. 333-86037

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-3
UNDER
THE SECURITIES ACT OF 1933

ALPHARMA INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2095212
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
440 Route 22 East
Bridgewater, NJ 08807
(908) 566-3800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian A. Markison
President and Chief Executive Officer
Alpharma Inc.
440 Route 22 East, Bridgewater, NJ 08807
(908) 566-3800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Morton A. Pierce, Esq.
Ivan J. Presant, Esq.
Chang-Do Gong, Esq.
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
(212) 259-8000

     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-86037) (the “Registration Statement”) of Alpharma Inc., a Delaware corporation (the “Company”).
     On December 29, 2008, pursuant to the Agreement and Plan of Merger (“Merger Agreement”) dated as of November 23, 2008 among King Pharmaceuticals, Inc., a Tennessee corporation (“King”), Albert Acquisition Corp., a Delaware corporation and wholly owned subsidiary of King (“Purchaser”) and the Company, Purchaser merged with and into the Company with the Company continuing as the surviving entity (the “Merger”). Immediately following the Merger, the Company became a wholly owned subsidiary of King. Each share of Class A Common Stock, par value $0.20 per share (including the associated preferred stock purchase rights), of the Company (other than shares held by the Company, King and Purchaser and shares held by holders who properly exercise their appraisal rights under applicable Delaware law), issued and outstanding immediately prior to the effective time of the Merger was cancelled and converted into the right to receive $37.00 per share in cash, without interest and subject to any required withholding of taxes.
     In connection with the Merger, the Company hereby removes from registration all of its securities registered pursuant to the Registration Statement that remain unsold.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on this 13th day of January, 2009.

ALPHARMA INC.
By:	/s/ Brian A. Markison
	Name:	Brian A. Markison
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-3 Registration Statement has been signed by the following persons in the capacities indicated below, which includes a majority of the board of directors, on this 13th day of January, 2009.

Signature	Title

/s/ Brian A. Markison	President, Chief Executive Officer, Director
Brian A. Markison

/s/ Jeffrey S. Campbell	Chief Financial Officer (principal financial officer)
Jeffrey S. Campbell

/s/ Donald I. Buzinkai	Vice President, Controller and Principal Accounting Officer
Donald I. Buzinkai

/s/ Joseph Squicciarino	Director
Joseph Squicciarino

/s/ James W. Elrod	Director
James W. Elrod